                               ALLIANCE AGREEMENT


     This Alliance Agreement (the "Agreement") is entered into as of January 28, 2000 (the "Effective Date"), by and between Microsoft Corporation, a Washington corporation, located at One Microsoft Way, Redmond, Washington 98052 ("Microsoft"), divine interVentures, Inc., a Delaware corporation, with a business address at 4225 Naperville Road, Lisle, Illinois 60532 ("divine interVentures"), and Host Divine, Inc., a Delaware corporation, with a business address at 4225 Naperville Road, Lisle, Illinois 60532 ("Host Divine"). divine interVentures and Host Divine are collectively referred to herein as "Divine." Microsoft and Divine are sometimes referred to individually as a "Party", and collectively as the "Parties".


                                    Recitals

     Divine desires to establish a relationship with Microsoft pursuant to which Divine will develop and incorporate Microsoft products into Divine's hosting, messaging and collaboration services, and to develop its hosting competency on the Microsoft platform into a scaleable business model. Divine and its partner companies wish to differentiate themselves from their competition through, among other things, recognition as preferred providers of outsourced Microsoft software solutions.

     Microsoft desires to establish a relationship with Divine pursuant to which the Microsoft platform will become the preferred platform for Divine and its affiliated companies, including a commitment by Divine to encourage its affiliated companies to use the Microsoft platform and technologies for online products and services, wherever commercially practicable. In addition, Microsoft wishes to become the preferred platform upon which Divine will develop and market a broad array of hosting, messaging and collaboration services.

     The parties wish to enhance communications between their respective organizations regarding the marketplace, application hosting services, Microsoft software, new product development, customer satisfaction and other issues of mutual interest through the creation of a Digital Feedback Loop as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises as stated herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

                                   Agreement

1.   Definitions
     -----------

     1.1 "Digital Feedback Loop" is defined as the process pursuant to which the Parties will exchange information as detailed in Section 2.1.

     1.2 "Divine Affiliates" is defined as that set of third party partner companies in whom Divine has invested and owns more than a two percent (2%) equity share, as identified at www.divineinterventures.com/default.asp?M=zaibatsu and as shall be identified by Divine at each quarterly meeting of the Joint Board.

     1.3 "Incubator Habitat" is defined as an office facility that is leased or developed by Divine for Internet start-up companies, and where services such as facilities management, technology infrastructure, and 24x7 operations are provided by Divine for such companies.

                              Microsoft Confidential                      Page 1

     1.4 "Joint Board" is defined as the group of designated Divine representatives and Microsoft representatives responsible for the strategic direction of the Relationship as set out in Section 2.2, facilitating the Digital Feedback Loop, escalation of issues and opportunities, and other mutually identified tasks.

     1.5 "Microsoft platform" is defined is defined as Microsoft Windows NT/2000 Server, Exchange Server, SQL Server, SMS Server and Internet Information Server (as separate products and collectively as Microsoft BackOffice); complementary BackOffice products: Microsoft SNA Server and Microsoft Proxy Server; Microsoft Site Server, Microsoft Windows Media Technologies; 32-bit Windows and Microsoft Office; Windows CE; Internet Explorer; Microsoft Transaction Server; Microsoft Message Queue Server; Microsoft clustering technology; Microsoft's visual development tools:
     Visual Basic, Visual C++, Visual J++ and Visual Interdev (as separate products and collectively as Microsoft Visual Studio); BizTalk; Windows Distributed interNet Applications (DNA) and Component Object Model (COM, DCOM and COM+) architectures; and, as mutually agreed, successor products and technology.

     1.6 "Relationship" means the combination of the various components contemplated by this Agreement.

     1.7 "Term" is defined as the four year period of time commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, unless terminated earlier in accordance with Section 10.

2.   Joint Obligations
     -----------------

     2.1 Digital Feedback Loop. Divine and Microsoft will cooperate to create a Digital Feedback Loop between the companies to create joint intelligence about the marketplace, Microsoft software, new product development, and customer satisfaction. To facilitate feedback regarding product marketing, sales and customer satisfaction, Divine and Microsoft will, subject to applicable confidentiality restrictions, share metrics and qualitative information about Microsoft-related customer wins and leads. Divine will provide reports, as such are mutually agreed between the Parties, regarding new sales data for the Microsoft platform for the purpose of helping Microsoft improve its products, marketing, sales and support as they relate to the hosted application environment. The Parties will meet quarterly, through the Joint Board, to review the Digital Feedback Loop process and suggest improvements or changes that may increase the effectiveness and efficiency of the information exchange.

     2.2 Joint Board. The Joint Board will be composed of an individual representing each of the following roles and/or positions, as such may be updated by the Parties from time to time: (a) from Microsoft: the Divine account executive, the Divine managing consultant, the Divine NSG representative; and (b) from Divine: the President of its host operation, the business development manager, the President of its web development group, and a public relations/marketing representative. The Joint Board shall meet at least quarterly during the Term to evaluate the Parties' progress against the obligations of this Agreement, and discuss appropriate methods to increase the overall value and performance of the Relationship, including cooperating in areas in addition to those identified in this Agreement, as well as other mutually agreed upon topics.

3.   Microsoft Obligations
     ---------------------

     3.1 Divine Training Roadmap. Within 60 days of the Effective Date, Microsoft will provide Divine with a training roadmap to assist Divine with service readiness for upcoming Microsoft product releases and solutions, including Windows 2000 and future versions of Microsoft BackOffice, as appropriate at the time. The roadmap shall contain information on the categories of Divine personnel that shall receive training on the Microsoft platform, including the number of personnel in each category; the curriculum targeted for each such category, during each of the respective 6 month periods to be identified therein. The roadmap will be reviewed every 6

                           Microsoft Confidential                         Page 2
     months by the Parties to ensure proper focus and to update it according to latest product release schedules.

4.  Divine Obligations
    ------------------

     4.1 Product Development. Divine will engage in new and existing product development efforts for web and application hosting products based on the Microsoft platform, wherever practicable. The Microsoft platform will be the preferred platform on which Divine will conduct such development efforts. Microsoft recognizes that the adoption of Microsoft technology need not be on an exclusive basis, and the Divine Affiliates will be free to offer their products on other platforms.


     4.2 Software for Customer-Oriented Activities. Divine agrees that it shall develop and maintain its existing and future data center infrastructure based on the Microsoft platform, wherever commercially reasonable.

     4.3 Process to Review Potential Barriers: In the event Divine determines that commercial or technical issues will prevent deployment of a product or service on the Microsoft platform, prior to making a final decision, Divine will provide Microsoft with an opportunity for consultation with Divine to evaluate the potential barriers and how they may be resolved in a timely and mutually satisfactory manner.

     4.4 Internal Use. Divine agrees that it shall develop and maintain its existing and future internal IT infrastructure based on the Microsoft platform, wherever commercially reasonable. Divine will complete the migration of its internal messaging service to Microsoft Exchange no later than February 15, 2000, and will implement SAP's ERP system to operate on the Microsoft Windows NT and SQL Server environment no later than March 31, 2000. Divine shall ensure that the Microsoft software it uses for its internal IT infrastructure is never more than one version behind the then-current version of each Microsoft software product, and that it shall exercise commercially reasonable efforts to keep all computers (desktops, servers, laptops, etc.) within its control in compliance with the foregoing requirement. In addition, Divine will use commercially reasonable efforts to encourage the Divine Affiliates to deploy the Microsoft platform in their operations and as the technology platform on which their services and/or products are based, and will encourage the Divine Affiliates to use the most recent version of such Microsoft products. Divine agrees to acquire at least $9,595,167 in desktop and server Microsoft software products during the Term. Pursuant to and subject to compliance with the terms of the applicable software license agreement, the Divine Affiliates shall have the right to utilize such software products. In the event that Divine fails, by the end of the Term, to acquire software valued at least at $9,595,167, Divine agrees to pay to Microsoft, within 30 days of the end of the Term, the difference between $9,595,167 and the amount of Microsoft software products actually purchased by Divine during the Term.


     4.5 Microsoft Consulting Services and Dedicated Technical Account Manager. During the Term, Divine will purchase a minimum of $4,660,174 Microsoft professional services in the form of Microsoft Consulting Services ("MCS") resources and a minimum of $1,067,430 in Microsoft Product Support Services in the form of a partial or Dedicated Technical Account Manager ("DTAM") to support Divine's product development, testing, implementation, and client support activities. The current breakdown of such amount is further detailed in Exhibit A. Divine shall purchase such services pursuant to the terms of the Microsoft Master Services Agreement with an effective date of November 1, 1999, executed between the Parties (the "MSA"). Divine shall execute a Microsoft Consulting Services Work Order, pursuant to which it will purchase MCS services, and Premier Support Services Description pursuant to which it will purchase support services. The initial MCS Work Order and Premier Support Services Description that Divine will purchase are attached hereto as Exhibit C and Exhibit D, respectively. Subsequent Work Orders and Services Descriptions shall be executed between the Parties to meet the purchase

                           Microsoft Confidential                         Page 3
     commitments of Divine as set forth in this Section and the attached Exhibit
     A. In the event that Divine fails, by the end of the Term, to purchase MCS services and PSS services valued at least at $4,660,174 and $1,067,430, respectively, Divine agrees to pay to Microsoft, within 30 days of the end of the Term, the difference between $4,660,174 and $1,067,430, and the amount of Microsoft MCS services or PSS services, as applicable, actually purchased by Divine during the Term. Divine shall have the right, as set forth in the MSA, to provide access to MCS and/or PSS Services to the Divine Affiliates, subject to Divine's compliance with all obligations and requirements of the MSA, including any applicable Work Order. In the event that Divine wishes to acquire MCS and/or PSS services in addition to those provided for herein, such purchases shall be according to the terms and conditions of the MSA and Exhibit A, as applicable.

     4.6 Training and Certification. No later than September 30, 2000, Divine agrees to have a minimum of 4 professional staff certified as Microsoft Certified Systems Engineers ("MCSEs"), and will increase such number by an additional 2 MCSEs for each Divine Incubator Habitat implemented by Divine during the Term. In addition, Divine agrees to have a minimum of 2 professional staff certified as Microsoft Certified Solution Developers ("MCSDs") no later than September 30, 2000.

     4.7 Incubators. Divine shall exercise commercially reasonable efforts to develop a Seattle-based Incubator Habitat within 15 months immediately following the Effective Date, consistent with Divine's current business model.

5.   No Trademark License.
     --------------------

Nothing in this Agreement or its performance shall grant either party any right, title, interest, or license in or to the other's names, logos, logotypes, trade dress, designs, or other trademarks. Divine shall only use the Microsoft mark depicted on Exhibit B hereto during the Term of this Agreement according to the specifications set forth in Exhibit B.

6.  Ownership; Proprietary Rights.
    -----------------------------

Each Party shall own all products and services developed by that Party and nothing herein is intended to, nor shall it be construed as, transferring any ownership rights or granting any licenses under the other Party's intellectual property except as may be specifically set forth in writing in any separate documentation accompanying such intellectual property. In the event that any development work is provided to Divine by MCS in connection with the Relationship, the ownership terms of any work performed by MCS shall be as set forth in the Work Order pursuant to which the services are procured.

7.   Non-Disclosure Agreement.
     ------------------------

     7.1 The Parties acknowledge and agree that the terms and conditions of the Microsoft Corporation Reciprocal Non-Disclosure Agreement entered into by and between the parties and dated November 3, 1999 (the "NDA"), attached hereto as Exhibit E and incorporated into this Agreement. The terms of this Agreement and all discussions and negotiations related thereto and all information exchanged pursuant hereto are considered Confidential Information as defined in the NDA.

     7.2 The Parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a Party's required public disclosure documents. If any Party is advised by its legal counsel that such disclosure is required, it will notify the others in writing and the Parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents approved by all Parties and filed with the applicable governmental or regulatory authorities.


8.   Representations and Warranties.
     ------------------------------

                           Microsoft Confidential                         Page 4

     8.1  By Divine

          (a) Divine warrants and represents that it has full and exclusive right and power to enter into and perform according to the terms of this Agreement.

          (b) Divine warrants and represents that its performance of activities pursuant to this Agreement will not violate any agreement or obligation between it and a third party.

          (c) Divine warrants and represents that it shall comply with all applicable local, state and federal laws, statutes and regulations, including specifically all laws prohibiting harassment of any kind in the workplace and shall comply with Microsoft's rules for its own employees while on Microsoft's premises. Divine assumes all responsibility for providing to its employees and subcontractors any training that may be required to ensure compliance with such laws and rules.

          (d) Divine shall have no right to make any other warranties or promises with respect to any products or property owned or provided to it by Microsoft pursuant to this Agreement which are not contained in written statements or documents accompanying that item, or the written warranty document accompanying the Microsoft products.

     8.2  By Microsoft

          (a) Microsoft warrants and represents that it has full and exclusive right and power to enter into and perform according to the terms of this Agreement.

          (b) Microsoft warrants and represents that its performance of activities pursuant to this Agreement will not violate any agreement or obligation between it and a third party.

          (c) Microsoft warrants and represents that it shall comply with all applicable local, state and federal laws, statutes and regulations, including specifically all laws prohibiting harassment of any kind in the workplace and shall comply with Divine's rules for its own employees while on Divine's premises. Microsoft assumes all responsibility for providing to its employees and subcontractors any training that may be required to ensure compliance with such laws and rules.

     8.3 Disclaimer of Warranty. The warranties set forth in this Section 8 are the only warranties made by the Parties and are in lieu of all other warranties, express, implied or statutory, including but not limited to implied warranties of merchantability and/or fitness for a particular purpose. There is no warranty of title or non-infringement with respect to any Microsoft products.

9.   Limitations of Liability.
     ------------------------

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO EITHER PARTY'S (A) ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF, AND/OR (B) CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7.

                           Microsoft Confidential                         Page 5

10.  Term and Termination.
     --------------------

     10.1 The Term of this Agreement shall begin on the Effective Date and shall continue in full force and effect until January 27, 2004, unless earlier terminated pursuant to Sections 10.2 or 10.3.

     10.2 Either Party may terminate this Agreement immediately for cause upon 30 days' prior written notice in the event the other party is in material breach of this Agreement and fails to cure the default within the 30 day period following written notice except that no "cure" period shall apply to breaches of the NDA or Section 7 of this Agreement. In the event of a breach of Section 7 or the NDA, the non-breaching party shall have the right to terminate this Agreement immediately upon notice to the other Party.

     10.3 This Agreement may be terminated immediately upon written notice by either Party in the event the other Party becomes insolvent or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors or if a petition under any bankruptcy act, receivership statute or the like, as they now exist or as they may be amended, is filed by the other Party or by any third party or an application for a receiver is made by anyone and such application is not resolved favorably to the other Party within ninety (90) days.

     10.4 Sections 4.4, 4.5, 6, 7, 8, 9, 10.4 and 11 shall survive termination or expiration of this Agreement for any reason.

11.  General
     -------

     11.1 Notices. All notices, authorizations, and requests required or desired to be given or made in connection with this Agreement will be in writing, given by certified or registered mail (return receipt requested), express air courier (charges prepaid) or facsimile, and addressed as follows (or to such other address as the party to receive the notice or request so designates by notice to the other):

          To Divine:                      To Microsoft:

          divine interVentures, Inc.      Microsoft Corporation
          4225 Naperville Road            One Microsoft Way
          Suite #400
          Lisle, IL 60532                 Redmond, WA  98052-6399
          Attn: Lynn Wilson               Attn: Thomas Koll
          Title: Vice President           Title: Vice President, NSG
          Phone: (630) 799-7500           Phone: (425) 936-8080
          Fax: (630) 799-7501             Fax: (425) 936-7329

          Copy to: Larry Freedman, General Counsel  Copy to: Law & Corporate Affairs
               Fax: (630) 799-7501               Fax:  (425) 936-7329

     If a notice is given by either party by certified or registered mail, it will be deemed received by the other party on the third business day following the date on which it is deposited for mailing. If a notice is given by either party by air express courier, it will be deemed received by the other party on the next business day following the date on which it is provided to the air express courier. If a notice is given by facsimile, it will be deemed received by the other party upon confirmation of receipt.

     11.2 Relationship of Parties. Nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency, franchise or a joint venture between Microsoft and Divine and neither Party shall have the right, power or authority to obligate or bind the other in any manner whatsoever without its prior written consent. The non-employing Party will not be responsible for any of the below-referenced payments, obligations, taxes or benefits.

                           Microsoft Confidential                         Page 6

     Each Party shall be responsible with respect to its own employees and/or subcontractors, including, without limitation, for (a) withholding and payment of FICA, FUTA and all other payroll and employment related taxes and amounts relating to services performed by staff under this Agreement;
     (b) providing all insurance or other employment related benefits to staff;
     (c) proper payment of wages to staff, including overtime when due, in accordance with the Fair Labor Standards Act, the Contract Work Hours and Safety Standards Act, where applicable, and corresponding state law and regulations; (d) providing any accommodation required under the Americans with Disabilities Act or corresponding state law and regulations; (e) verifying that all staff possess valid work authorization in accordance with the Immigration Reform and Control Act.

     11.3 Governing Law; Attorneys' Fees. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington. Divine further consents to jurisdiction by the state and federal courts sitting in the State of Washington. Process may be served on either party by regular mail, postage prepaid, certified or registered, return receipt requested. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable attorneys' fees.

     11.4 Assignment. This Agreement shall be binding upon and inure to the benefit of each Party's respective successors and lawful permitted assigns. Notwithstanding the foregoing, Divine may not assign this Agreement, or any rights or obligations hereunder, whether by contract or by operation of law, except with the express written consent of Microsoft, which consent shall be granted or withheld in Microsoft's sole discretion. Any attempted assignment in violation of this Section shall be void. For purposes of this Agreement, an "assignment" under this Section shall be deemed to include, without limitation, the following: (a) a merger of Divine where Divine is not the surviving entity; (b) any transaction or series of transactions whereby a third party acquires the power to control the management and material policies of Divine, whether through the acquisition of voting securities, by contract, or otherwise; or (c) the sale of more than 50% of Divine's assets (whether in a single transaction or series of related transactions). In the event of such assignment or attempted assignment, Microsoft shall have the right to immediately terminate this Agreement upon written notice.

     11.5 Construction. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction,
     (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.

     11.6 Conflict. In the event of any conflict between the terms of this Agreement and the Reciprocal Non-Disclosure Agreement, the Microsoft Master Services Agreement, and the software license agreement, the terms of the agreement in question shall govern, but only with respect to the services, rights, and obligations set forth therein.

     11.7 Entire Agreement. This Agreement does not constitute an offer by either Party and it shall not be effective until signed by both Parties. This Agreement and the attached Exhibits A - E constitute the entire agreement between the Parties with respect to the subject matter hereof and merges all prior and contemporaneous oral and written communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and Divine by their respective duly authorized representatives. Except as otherwise

                           Microsoft Confidential                         Page 7
     provided herein, the Reciprocal Non-Disclosure Agreement, the Microsoft Master Services Agreement and the software license agreement are governed by their own terms.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date written above.

MICROSOFT CORPORATION                        DIVINE INTERVENTURES, INC.


By (sign): /s/ Thomas Koll                   By (sign): /s/ Lynn S. Wilson
          ----------------------------------   -------------------------------
Name (print) Thomas Koll                     Name (print)  Lynn S. Wilson
            --------------------------------     -----------------------------

Title Vice President Network Solutions Group Title         E.V.P. & CIO
     ---------------------------------------      ----------------------------

Date             January 28, 2000            Date      January 28, 2000
    ----------------------------------------     -----------------------------


HOST DIVINE, INC.


By (sign): /s/ Lynn S. Wilson
          --------------------------

Name (print)   Lynn S. Wilson
            ------------------------

Title          President
     -------------------------------

Date       January 28, 2000
    --------------------------------

                           Microsoft Confidential                         Page 8

                                   EXHIBIT A

                         SERVICES PURCHASE REQUIREMENTS


Divine will purchase a minimum of $4,660,174 of consulting services over the term of the agreement. The current minimum usage of those services is shown in the following table:

Consulting

               2000         2001          2002          2003          Total
             $826,201    $1,158,300    $1,274,130    $1,401,543    $4,660,174

A rate of $225 per hour will be used for all consulting services provided by MCS in the first year of the Term. This rate will increase by 10% in each of the subsequent three years of the Term (to $247.50 in 2001, $272.25 in 2002, and $299.48 in 2003). To recognize our long-term Relationship, MCS will provide a 10% discount off of these rates.

Divine must engage at least two full-time MCS resources at any given time throughout the Term.

Divine shall purchase a minimum of $1,067,430 of PSS services during the term of the agreement, and a minimum of $80,000 of services during the first year of such term.

                           Microsoft Confidential                         Page 9

                                   EXHIBIT B



The Mark:

                                [Microsoft/R/ LOGO]

Specifications:

1. Divine may only use the Mark in connection with services when promoting, distributing, or selling Microsoft products. Divine may use the Mark solely in white papers, advertising, collateral, and other marketing materials for the Relationship, and may not use the Mark on any of Divine's products or other services.

2. Divine's company name or logo must appear on any materials where the Mark is used and must be at least as prominent as the Mark.

3. Divine may use the Mark only as provided by Microsoft electronically and in hard copy form. Divine may not alter the Mark in any manner.

4. The Mark may not be used in any manner that expresses or might imply Microsoft's affiliation, sponsorship, endorsement, certification, or approval, other than as contemplated by the Agreement.

5. Divine may not combine the Mark with any other object, including, but not limited to, other logos, words, graphics, photos, slogans, numbers, design features, or symbols. The Mark must appear by itself, with a minimum spacing (the height of the Mark) between each side of the Mark and other graphic or textual elements.

6.   Minimum size for the Mark is 3/4" or 2 cm in width.

7. Divine may not use the Mark, in whole or in part, as part of its company name, domain name, product or service name, logo, trade dress, design, slogan, or other trademarks.

8.   The Mark may not be used as a design feature on any materials.

9.   The Mark may not be imitated in any manner in any materials.

10.  The Mark shall include the appropriate (R) symbol as shown in this Exhibit.

11. The Mark shall be attributed to Microsoft Corporation in all materials where it is used, with the attribution clause: "Microsoft is a registered trademark of Microsoft Corporation in the United States and other countries and is used by Divine under license."

                           Microsoft Confidential                        Page 10

                                   EXHIBIT C

                                MCS WORK ORDERS



                             Microsoft Confidential                      Page 11

                                   EXHIBIT D

                              SERVICES DESCRIPTION




                             Microsoft Confidential                      Page 12

                                   EXHIBIT E

                 MICROSOFT RECIPROCAL NON-DISCLOSURE AGREEMENT


                             Microsoft Confidential                      Page 13